  Exhibit 99.1
   ENDRA Life Sciences Reports Second Quarter 2021 Financial Results and Provides Business Update

Conference call begins at 4:30 p.m. Eastern time today

ANN ARBOR, Mich. (August 12, 2021) – ENDRA Life Sciences Inc. (“ENDRA”) (NASDAQ: NDRA), a pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), today reported financial results for the three months ended June 30, 2021 and provided a business update. Highlights of the second quarter of 2021 and recent weeks include the following:

●
Continued to screen patients at Rocky Vista University College of Osteopathic Medicine (“RVUCOM”). In addition, the University of Pittsburgh Medical Center (“UPMC”) is scheduled to commence scanning patients in the near term as it completes its pandemic-related backlog of MRI procedures. All clinical evaluation sites will compare liver fat measurements from the TAEUS system with the gold standard, MRI-PDFF. RVUCOM’s study is targeting a total of 200 patients and UPMC is targeting 75 patients.

●
Initiated in-person sales activities for the TAEUS system in Europe. Four salespeople are driving TAEUS’ marketing and sales efforts in Europe targeting ENDRA’s database of prospective customers.

●
Strengthened TAEUS intellectual property protection with issuance of additional U.S. patents. In July, ENDRA announced the issuance of three additional U.S. patents. Another U.S. patent was recently issued that further protects the company’s TAEUS technology and increases the year-to-date total to eight issued patents. ENDRA’s intellectual property portfolio continues to grow and currently stands at 87 global assets, defined as patents in preparation, filed or issued.

●
Appointed Irina Pestrikova as Senior Director of Finance. Ms. Pestrikova has supported ENDRA since 2014 and has been actively involved in ENDRA's financial planning and analysis, accounting and SEC reporting. Ms. Pestrikova is assuming all day-to-day responsibilities previously performed by ENDRA's former Chief Financial Officer, David Wells.

“ENDRA is well-capitalized and we are putting in place the building blocks for the global success of our Thermo Acoustic Enhanced UltraSound technology. Although certain elements are out of our control, including regulatory processes and the COVID-19 pandemic, we are focused on advancing our commercial plans for TAEUS in Europe and supporting our clinical evaluation sites worldwide, as well as remaining highly responsive to the FDA regarding our 510(k) submission. We continue to engage in regular, constructive dialogues with the FDA and remain optimistic that we will receive clearance in 2021,” stated Francois Michelon, Chairman and Chief Executive Officer of ENDRA. “However, given that TAEUS represents an advancement in medical ultrasound technology this process may continue to take longer than expected. As part of our activities to drive awareness of TAEUS, in June ENDRA participated in the annual EASL International Liver Congress, which was attended by approximately 7,500 clinicians, researchers and others in gastro-hepatology, endocrinology and related specialties. We look forward to resuming these trade shows in person as we plan to exhibit the TAEUS system at several more industry conferences later this year.”

“We are pleased with Rocky Vista’s continued progress scanning patients with our TAEUS system to generate real-world data and bolster evidence of clinical utility. As our other domestic and overseas partners return to delivering pre-pandemic levels of healthcare service, we look forward to additional clinical evaluation facilities initiating scans, with UPMC scheduled to come online next,” commented Renaud Maloberti, ENDRA’s Chief Commercial Officer. “In Europe, we made further progress with our four direct salespeople now driving TAEUS’ marketing and sales efforts, and we affirm expectations for our first commercial sales during 2021. As COVID-19 restrictions ease somewhat throughout Europe, we were pleased to have started in-person sales meetings targeting potential customers in our database. These commercialization efforts are augmented through support from our partner GE Healthcare, with their substantial base of ultrasound clients also being prospective TAEUS customers.”

Second Quarter 2021 Financial Results

●
Operating expenses increased to $3.2 million in the second quarter of 2021 from $2.9 million in the same period in 2020. The increase was primarily due to increased spending for commercialization of TAEUS and ongoing product development.

●
Net loss in the second quarter of 2021 was $3.2 million, or $0.08 per share, compared with a net loss of $2.9 million, or $0.20 per share, in the second quarter of 2020.

●
Cash and cash equivalents were $14.0 million as of June 30, 2021.

Conference Call and Webcast
Management will host a conference call and webcast today at 4:30 p.m. Eastern time to discuss these results, provide an update on recent corporate developments and answer questions.

Dial-in Numbers
U.S./Canada: 844-602-0380
International: 862-298-0970

Replay Dial-in Numbers
U.S./Canada: 877-481-4010
International: 919-882-2331
Replay Passcode: 42091
The telephone replay will be available through 4:30 p.m. Eastern time on August 19, 2021

Webcast
A live audio webcast will be available through the Events & Presentations page of the Investors section of the company's website at www.endrainc.com. A replay of the webcast will be available on the website for 60 days.

About ENDRA Life Sciences Inc.
ENDRA Life Sciences is the pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), a ground-breaking technology being developed to visualize tissue like MRI, but at 1/50th the cost and at the point of patient care. TAEUS® is designed to work in concert with 400,000 cart-based ultrasound systems in use globally today. TAEUS® is initially focused on the measurement of fat in the liver as a means to assess and monitor Non-Alcoholic Fatty Liver Disease (NAFLD) and Non-Alcoholic Steatohepatitis (NASH), chronic liver conditions that affect over one billion people globally, and for which there are no practical diagnostic tools. Beyond the liver, ENDRA is exploring several other clinical applications of TAEUS®, including visualization of tissue temperature during energy-based surgical procedures. For more information, please visit www.endrainc.com.

Forward-Looking Statements
All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. Examples of forward-looking statements include, among others, estimates of the timing of future events and achievements, such as the expectations regarding milestones and future sales, our 510(k) submission with the FDA and commercializing the TAEUS® device; and expectations concerning ENDRA's business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, our ability to develop a commercially feasible technology; receipt of necessary regulatory approvals; the impact of COVID-19 on our business plans; our ability to find and maintain development partners, market acceptance of our technology, the amount and nature of competition in our industry; our ability to protect our intellectual property; and the other risks and uncertainties described in ENDRA's filings with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and ENDRA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Company Contact:
Irina Pestrikova
Senior Director, Finance
investors@endrainc.com
www.endrainc.com

Investor Relations Contact:
Yvonne Briggs
LHA Investor Relations
(310) 691-7100
ybriggs@lhai.com

ENDRA Life Sciences Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
Assets	2021	2020
Current Assets	(Unaudited)
Cash	$14,043,341	$7,227,316
Prepaid expenses	968,923	390,800
Inventory	1,324,791	589,620
Other current assets	5,986	5,986
Total Current Assets	16,343,041	8,213,722
Non-Current Assets
Fixed assets, net	192,088	212,242
Right of use assets	707,504	339,012
Total Assets	$17,242,633	$8,764,976

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,514,866	$910,183
Lease liabilities, current portion	123,192	76,480
Total Current Liabilities	1,638,058	986,663

Long Term Debt
Loans	28,484	337,084
Lease liabilities	586,193	271,908
Total Long Term Debt	614,677	608,992

Total Liabilities	2,252,735	1,595,655

Stockholders’ Equity
Series A Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized; 141.397 and 196.794 shares issued and outstanding, respectively	1	1
Series B Convertible Preferred Stock, $0.0001 par value; 1,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 80,000,000 shares authorized; 41,857,352 and 34,049,704 shares issued and outstanding, respectively	4,185	3,404
Additional paid in capital	77,838,745	64,493,611
Stock payable	74,907	10,794
Accumulated deficit	(62,927,940)	(57,338,489)
Total Stockholders’ Equity	14,989,898	7,169,321
Total Liabilities and Stockholders’ Equity	$17,242,633	$8,764,976

ENDRA Life Sciences Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Operating Expenses
Research and development	$1,744,925	$1,487,049	$2,886,411	$3,005,195
Sales and marketing	256,763	134,763	417,698	249,718
General and administrative	1,198,502	1,269,467	2,471,920	2,737,212
Total operating expenses	3,200,190	2,891,279	5,776,029	5,992,125

Operating loss	(3,200,190)	(2,891,279)	(5,776,029)	(5,992,125)

Other Expenses
Amortization of debt discount	-	(3,858)	-	(232,426)
Gain on extinguishment of debt	-	-	308,600	-
Other income (expense)	1,086	1,265	(951)	7,882
Total other expenses	1,086	(2,593)	307,649	(224,544)

Loss from operations before income taxes	(3,199,104)	(2,893,872)	(5,468,380)	(6,216,669)

Provision for income taxes	-	-	-	-

Net Loss	$(3,199,104)	$(2,893,872)	$(5,468,380)	$(6,216,669)

Deemed dividend	-	-	(121,071)	-

Net loss attributable to common stockholders	$(3,199,104)	$(2,893,872)	$(5,589,451)	$(6,216,669)

Net loss per share – basic and diluted	$(0.08)	$(0.20)	$(0.14)	$(0.45)

Weighted average common shares – basic and diluted	41,675,664	14,735,662	39,745,431	13,803,215

ENDRA Life Sciences Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(5,468,380)	$(6,216,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65,154	44,014
Common stock, options and warrants issued for services	705,036	1,057,120
Amortization of debt discount	-	232,426
Amortization of right of use assets	44,086	32,199
Gain on extinguishment of debt	(308,600)	-
Changes in operating assets and liabilities:
Increase in prepaid expenses	(578,123)	(947,397)
Increase in inventory	(735,171)	(227,245)
Decrease in other current asset	-	8,750
Decrease in accounts payable and accrued liabilities	594,533	(493,676)
Decrease in lease liability	(41,430)	(29,554)
Net cash used in operating activities	(5,722,895)	(6,540,032)

Cash Flows from Investing Activities
Purchases of fixed assets	(45,000)	(22,350)
Net cash used in investing activities	(45,000)	(22,350)

Cash Flows from Financing Activities
Proceeds from warrant exercise	2,785,627	50,438
Proceeds from loans	-	337,084
Proceeds from issuance of common stock	9,798,293	791,474
Payment for settlement of notes	-	(42,260)
Net cash provided by financing activities	12,583,920	1,136,736

Net increase (decrease) in cash	6,816,025	(5,425,646)

Cash, beginning of period	7,227,316	6,174,207

Cash, end of period	$14,043,341	$748,561

Supplemental disclosures of cash items
Interest paid	$-	$1,920
Income tax paid	$-	$-

Supplemental disclosures of non-cash items
Conversion of convertible notes and accrued interest	$-	$493,814
Deemed dividend	$121,071	$-
Conversion of Series A Convertible Preferred Stock	$(7)	$636
Conversion of Series B Convertible Preferred Stock	$-	$36
Stock dividend payable	$(27,652)	$(137,909)
Stock paid and payable for services	$-	$40,000
Right of use asset	$707,504	$-
Lease liability	$709,385	$-

# # #